Exhibit 2.3
SECOND AMENDMENT TO THE
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
This SECOND AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Second Amendment”) is entered into as of September 23, 2022, by and among ACE Convergence Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), ACE Convergence Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Tempo Automation, Inc., a Delaware corporation (the “Company” and, together with Acquiror and Merger Sub, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).
RECITALS
WHEREAS, the Parties previously entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of August 12, 2022 (the “Amended and Restated Merger Agreement”);
WHEREAS, the Parties previously entered into that certain First Amendment to Amended and Restated Agreement and Plan of Merger, which amended the Amended and Restated Merger Agreement as set forth therein (as so amended, and as may be further amended, modified or supplemented from time to time, the “Agreement”) and
WHEREAS, the Parties desire to amend the Agreement in accordance with Section 11.11 thereof as more fully set forth herein.
NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
AGREEMENT
1.   Amendment.
(a)   The heading “Section 3.3. Treatment of Company Options” in the Table of Contents to the Agreement is hereby deleted in its entirety and replaced with the heading “Section 3.3. Treatment of Company Options and Company RSUs”.
(b)   The twelfth (12th) Recital to the Agreement is hereby deleted in its entirety and replaced with the following Recital:
WHEREAS, upon the Effective Time, and following the Company Preferred Conversion, all shares of Company Capital Stock (as defined below), Company Options (as defined below) and Company RSUs (as defined below) will be converted into the right to receive (in the case of the Company Options and Company RSUs, as part of the assumption thereof as contemplated herein and subject to their respective terms) the Aggregate Merger Consideration (as defined below), including, as applicable, a number of Company Earnout Shares (as defined below), as set forth in this Agreement;
(c)   Section 1.1 of the Agreement is hereby amended to add the following definition of “Acquiror RSU”, which shall be inserted between the definitions of “Acquiror Private Placement Warrant” and “Acquiror Sale”:
“Acquiror RSUs” has the meaning specified in Section 3.3(b).
(d)   The definition of “Aggregate Fully Diluted Company Common Stock” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following definition:
“Aggregate Fully Diluted Company Common Stock” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Conversion) or (ii) issuable upon, or subject to, the settlement or exercise, as applicable, of Company RSUs (whether or not then vested), Company Options (whether or not then vested or exercisable) or Company Warrants, in each case, that are issued and outstanding immediately prior to the Effective Time calculated using the treasury stock method of accounting, minus (b) the Treasury Shares outstanding immediately prior to the Effective Time.
(e)   The definition of “Company Award Shares” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following definition:
“Company Award Shares” means a whole number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to each of the outstanding Company Options and Company RSUs in the aggregate as of immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration.
(f)   Section 1.1 of the Agreement is hereby amended to add the following definition of “Company RSU”, which shall be inserted between the definitions of “Company Registered Intellectual Property” and “Company Stockholder Approvals”:
“Company RSU” means a restricted stock unit covering Company Common Stock granted under the Company Incentive Plan.
(g)   The definition of “Earnout Equityholder” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following definition:
“Earnout Equityholder” means any holder of Company Capital Stock, Company Options or Company RSUs as of immediately prior to the Effective Time.
(h)   The definition of “Earnout Pro Rata Share” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following definition:
“Earnout Pro Rata Share” means, with respect to each Earnout Equityholder, a percentage equal to the quotient of (i) the sum of (x) the aggregate number of shares of Company Capital Stock that are held by such Earnout Equityholder immediately prior to the Effective Time, plus (y) the aggregate number of shares of Company Capital Stock subject to Company Options that are held by such Earnout Equityholder immediately prior to the Effective Time plus (z) the aggregate number of shares of Company Capital Stock subject to Company RSUs that are held by such Earnout Equityholder immediately prior to the Effective Time; divided by (ii) the sum of (x) the aggregate number of shares of Company Capital Stock that are held by all Earnout Equityholders immediately prior to the Effective Time, plus (y) the aggregate number of shares of Company Capital Stock subject to Company Options that are held by all Earnout Equityholders immediately prior to the Effective Time plus (z) the aggregate number of shares of Company Capital Stock subject to Company RSUs that are held by all Earnout Equityholders immediately prior to the Effective Time.
(i)   Section 3.1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
(a)   At the Effective Time (after giving effect to the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Options or Company RSUs (which shall be subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), shall be canceled and converted into the right to receive the Per Share Merger Consideration and a number of Company Earnout Shares (in accordance with such Person’s Earnout Pro Rata Share) in accordance with Section 3.4.
(j)   Section 3.3 of the Agreement is hereby deleted in its entirety and replaced with the following:
Section 3.3.   Treatment of Company Options and Company RSUs.
(a)   As of the Effective Time, each Company Option that is then outstanding shall be converted into (i) the right to receive a number of Earnout Shares in accordance with Section 3.4 and (ii) an option to purchase shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to the corresponding Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”), except that (a) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time, multiplied by the Per Share Merger Consideration, and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Per Share Merger Consideration (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of an Acquiror Option will cease to have any rights with respect to such Company Options.
(b)   As of the Effective Time, each award of Company RSUs that is then outstanding shall be converted into (i) the right to receive a number of Earnout Shares in accordance with Section 3.4, and (ii) a restricted stock unit award covering Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to the corresponding Company RSU award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (“Acquiror RSUs”), except that such award of Acquiror RSUs shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such award of Company RSUs as of immediately prior to the Effective Time, multiplied by the Per Share Merger Consideration. As of the Effective Time, all Company RSUs shall no longer be outstanding and each holder of Acquiror RSUs will cease to have any rights with respect to such Company RSUs.
(c)   The Company shall take all necessary actions to effect the treatment of Company Options and Company RSUs pursuant to Section 3.3(a) in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised and no Acquiror RSUs may be settled with Domesticated Acquiror Common Stock, as applicable, prior to the effective date of an applicable Form S-8 (or other applicable registration statement, including (without limitation) a registration statement on Form S-3) of Acquiror.
(k)   Section 3.4(c) of the Agreement is hereby deleted in its entirety and replaced with the following:
(c)   Notwithstanding anything in this Agreement to the contrary, any Company Earn-Out Shares issuable under this Section 3.4 to any Earnout Equityholder in respect of Company Options or Company RSUs held by such Earnout Equityholder as of immediately prior to the Effective Time shall be issued to such Earnout Equityholder only if such Earnout

Equityholder continues to provide services (whether as an employee, director or individual independent contractor) to Acquiror or one of its Subsidiaries through the date of the occurrence of the corresponding Triggering Event that causes such Company Earn-Out Shares to become issuable. Any Company Earn-Out Shares that are forfeited pursuant to the preceding sentence shall be reallocated to the other Earnout Equityholders who remain entitled to receive Earn-Out Shares in accordance with their respective Earnout Pro Rata Shares.
(l)   Section 4.6(c) of the Agreement is hereby deleted in its entirety and replaced with the following:
(c)   As of the Amendment Date, Company Options to purchase 15,525,724 shares of Company Common Stock, with an aggregate exercise price equal to $20,298,086, are outstanding and, as of September 23, 2022 (the “Second Amendment Date”), Company RSUs covering 9,500,000 shares of Company Common Stock are outstanding. The Company has provided to Acquiror, (i) prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Option, the number of shares of Company Common Stock subject thereto, the vesting schedule and the exercise price thereof and (ii) prior to the Second Amendment Date, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the Second Amendment Date, holds an award of Company RSUs, the number of shares of Company Common Stock subject thereto and the vesting schedule thereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option is subject to terms that are materially different from those set forth in such forms. All Company RSUs are or will be evidenced by award agreements, in each case in substantially the forms made available to Acquiror prior to the Second Amendment Date, and no Company RSU is or will be subject to terms that are materially different from those set forth in such forms. Each Company Option and Company RSU was validly issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof).
(m)   The first sentence of Section 4.13(g) of the Agreement is hereby deleted in its entirety and replaced with the following:
All Company Options and Company RSUs have been granted in accordance with the terms of the Company Incentive Plan.
2.   Confirmation.   Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this Second Amendment.
3.   Governing Law; Jurisdiction; Waiver of Jury Trial.   Section 11.7 and Section 11.14 of the Agreement are hereby incorporated by reference into this Second Amendment, mutatis mutandis.
4.   Headings.   The descriptive headings contained in this Second Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Second Amendment.
5.   Counterparts.   This Second Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Second Amendment by electronic means, including DocuSign, e-mail, or scanned pages, shall be effective as delivery of a manually executed counterpart to this Second Amendment.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Second Amendment to the Amended and Restated Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.
ACE CONVERGENCE ACQUISITION CORP.
By:	/s/ Behrooz Abdi Name: Behrooz Abdi Title: Chief Executive Officer
ACE CONVERGENCE SUBSIDIARY CORP.
By:	/s/ Behrooz Abdi Name: Behrooz Abdi Title: President
[Signature Page to Second Amendment to Amended and Restated Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the Parties has caused this Second Amendment to the Amended and Restated Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.
TEMPO AUTOMATION, INC.
By:	/s/ Joy Weiss Name: Joy Weiss Title: President and Chief Executive Officer
[Signature Page to Second Amendment to Amended and Restated Agreement and Plan of Merger]